Exhibit 10.6

April 2, 2007

Jack Jenkins-Stark

Dear Jack:

On behalf of BrightSource Energy, Inc. (the “Company”), it is my pleasure to offer you a full-time, exempt position as Chief Financial Officer, working out of the Company’s headquarters in Oakland, California, and reporting to the Chief Executive Officer. Subject to fulfillment of any conditions imposed by this letter, your employment with the Company will commence on May 1, 2007 (the “Start Date”).

Proof of Right to Work. For purposes of federal immigration law, you will be required to provide the Company with documentary evidence of your identity and eligibility for employment in the United States within three business days of your date of hire, or our employment relationship with you may be terminated.

Compensation. You will be paid a monthly salary of $20,833.34, which is equivalent to $250,000.00 on an annualized basis (the “Base Salary”). Your salary will be payable semi-monthly, pursuant to the Company’s regular payroll policy. The Base Salary will be reviewed annually as part of the Company’s normal salary review process.

2009 and 2010 Incentive Bonus. In addition to your Base Salary, at the end of each of the calendar years 2009 and 2010, the Company may pay you a discretionary bonus of up to 100% of your then Base Salary as determined and paid based on a determination by the Company’s Board of Directors that the Company has met its performance objectives and that you have met or exceeded your position requirements.

Stock Option Grant. In connection with the commencement of your employment, the Company will recommend that the Board of Directors grant you an option to purchase 500,000 shares of the Company’s Common Stock (“Option Shares”) with an exercise price equal to the fair market value on the date of the grant. These option shares will vest at the rate of 20% of the shares on the twelve (12) month anniversary of your Vesting Commencement Date (as defined in your Stock Option Agreement, which date will be your Start Date, as defined above) and the remaining Option Shares will vest monthly thereafter at the rate of 1/60 of the total number of the Option Shares. Vesting will depend on your continued employment with the Company. The

Jack Jenkins-Stark

April 2, 2007

option will be subject to the terms of the Company’s 2006 Stock Plan and the Stock Option Agreement between you and the Company.

Benefits Plans. The Company will provide you with the opportunity to participate in the standard health and other benefits plans currently available to other Company employees, subject to any eligibility requirements imposed by such plans. In addition, benefits will be substantially similar to those provided the three most senior officers in the combined BrightSource / Luz II organization.

Paid Time Off. You will begin your employment with the Company with a credit of 20 days of accrued Paid Time Off (PTO) as of the Start Date. Thereafter you will accrue at that rate and be entitled to paid time off according to the Company’s standard policies.

Confidential Information and Invention Assignment Agreement. Your acceptance of this offer and commencement of employment with the Company is contingent upon your signing and returning the Company’s standard Confidential Information and Invention Assignment Agreement (“Confidentiality Agreement”), a copy of which is enclosed for your review and signature, prior to your Start Date.

At-Will Employment. Your employment with the Company will be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason, without further obligation or liability.

Termination. Notwithstanding the above and in no way limiting the Company’s policy of at-will employment, if your employment is terminated by the Company without Cause, as defined herein, then the Company will provide Severance Benefits as set forth below. As a condition to your receipt of such benefits, you will be required to comply with your continuing obligations, including the return of all company property, and execute the Company’s standard form of release. In addition, you agree to assist the Company during the Severance Period, as defined below, with any transition matters reasonably requested by the Company. Except as set forth below, and except as is provided under Company policy, you will not be entitled to any benefits upon the termination of your employment with Company. “Cause” as used herein, is defined as (a) gross negligence or willful misconduct in the performance of your duties to the Company, (b) commission of any act of fraud against, or the misappropriation of material property belonging to, the Company or (c) conviction of a crime that is materially injurious to the business or reputation of the Company.

(a) Severance Benefits. Upon termination of your employment by the Company without Cause, the Company will provide you with severance benefits equal to six (6) months (the “Severance Period”) of your then-current Base Salary, reduced by all applicable taxes and withholdings. The severance payments shall be paid on the Company’s regular payroll dates during the Severance Period, beginning with the first payroll period following the effective date of your executed release. The Severance Period shall begin on the date of notice of your termination by the Company without Cause.

Jack Jenkins-Stark

April 2, 2007

No Conflicting Obligations. You understand and agree than by accepting this offer of employment, you represent to the Company that your performance will not breach any other agreement to which you are a party and that you have not, and will not during the term of your employment with the Company, enter into any oral or written agreement in conflict with any of the provisions of this letter or the Company’s policies. You are not to bring with you to the Company, or use or disclose to any person associated with the Company, any confidential or proprietary information belonging to any former employer or other person or entity with respect to which you owe an obligation of confidentiality under any agreement or otherwise. The Company does not need and will not use such information and we will assist you in any way possible to preserve and protect the confidentiality of proprietary information belonging to third parties. Also, we expect you to abide by any obligations to refrain from soliciting any person employed by or otherwise associated with any former employer and suggest that you refrain from having any contact with such persons until such time as any non-solicitation obligation expires. However, your service as a Director of TC Pipelines LP is not deemed to conflict with your position as an officer of BrightSource and the Company recognizes that you will continue in that role.

General Obligations. As an employee, you will be expected to adhere to the Company’s standards of professionalism, loyalty, integrity, honesty, reliability and respect for all. Please note that the Company is an equal opportunity employer and will not tolerate the unlawful discrimination or harassment of any employees, consultants, or related third parties on the basis of sex, race, color, religion, age, national origin or ancestry, marital status, veteran status, mental or physical disability or medical condition, sexual orientation, pregnancy, childbirth or related medical condition, or any other status to the extent protected by applicable law. If you have any questions regarding this Equal Employment Opportunity statement or your related obligations, please let us know.

Entire Agreement. This letter, together with the Confidentiality Agreement, sets forth the entire agreement and understanding between you and the Company relating to your employment and supersedes all prior agreements and discussions between us. This letter may not be modified or amended except by a written agreement, signed by an officer of the Company, although the Company reserves the right to modify unilaterally your compensation, benefits, job title and duties, reporting relationships and other terms of your employment. This letter will be governed by the laws of the State of California without regard to its conflicts of law provisions. At your request, an employment agreement will be executed with the same terms as this offer letter.

Jack Jenkins-Stark

April 2, 2007

Once again, we are delighted to extend you this offer and look forward to working with you. To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me, along with a signed and dated copy of the Confidentiality Agreement.

Very truly yours,		ACCEPTED AND AGREED:

COMPANY:		EMPLOYEE:

BrightSource Energy, Inc.		NAME:	JF Jenkins-Stark

By:	/s/ John Woolard	/s/ JF Jenkins-Stark
Name:	John Woolard	Signature

Title:	CEO

Date:	4/2/07	Date:	4/30/07

Address:	1999 Harrison Street, Suite 500 Oakland, CA 94612	Address:

Enclosed: Confidentiality and Invention Assignment Agreement.